Exhibit 2

EDENOR S.A.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS AT SEPTEMBER 30, 2012 AND FOR THE NINE-MONTH PERIODS ENDED
SEPTEMBER 30, 2012 AND 2011

Edenor S.A.
Condensed Interim Consolidated Statements of Financial Position
at September 30, 2012, December 31, 2011 and January 1, 2011
(Stated in thousands of pesos)

	Note	09.30.12	12.31.11	01.01.11
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	8	4,198,494	3,995,310	3,712,330
Intangible assets	9	843,297	793,015	—
Interest in joint ventures	10	398	419	415
Other receivables	11	64,707	49,434	14,803
Trade receivables	12	45,683	45,725	45,531
TOTAL NON-CURRENT ASSETS		5,152,579	4,883,903	3,773,079

CURRENT ASSETS
Inventories		88,046	45,325	12,407
Assets under construction		65,625	45,504	—
Other receivables	11	128,594	77,094	43,762
Trade receivables	12	631,361	534,732	421,193
Financial assets at fair value		3,260	2,132	430,836
Derivative financial instruments		2,468	1,316	—
Cash and cash equivalents	13	55,149	130,509	246,007
TOTAL CURRENT ASSETS		974,503	836,612	1,154,205
Assets available for sale	14	152,000	1,278,731	—
TOTAL ASSETS		6,279,082	6,999,246	4,927,284

EQUITY
Share capital	15	897,043	897,043	897,043
Adjustment to share capital		397,716	986,142	986,142
Additional paid-in capital		3,452	21,769	18,317
Treasury stock		9,412	9,412	9,412
Adjustment to treasury stock		10,347	10,347	10,347
Legal reserve		—	64,008	64,008
Special reserve		131,340	131,340	(6,588)
Accumulated deficit		(644,903)	(688,676)	(235,354)
Equity attributable to the owners		804,407	1,431,385	1,743,327
Non-controlling interest		47,654	415,801	—
TOTAL EQUITY		852,061	1,847,186	1,743,327

Edenor S.A.
Condensed Interim Consolidated Statements of Financial Position
at September 30, 2012, December 31, 2011 and January 1, 2011 (Continued)
(Stated in thousands of pesos)

	Note	09.30.12	12.31.11	01.01.11
LIABILITIES
NON-CURRENT LIABILITIES
Trade payables	16	59,717	54,344	50,984
Other liabilities	17	1,727,392	1,373,689	984,518
Borrowings	18	1,295,711	1,189,882	1,035,113
Deferred revenue		211,061	157,338	—
Salaries and social security taxes payable	19	24,766	23,591	19,277
Benefit plans		101,585	83,503	41,492
Deferred tax liability		272,760	348,749	250,279
Taxes	20	9,560	17,652	8,979
Provisions		75,673	66,144	6,816
TOTAL NON-CURRENT LIABILITIES		3,778,225	3,314,892	2,397,458

CURRENT LIABILITIES
Trade payables	16	825,135	657,011	377,113
Other liabilities	17	186,023	146,092	5,934
Borrowings	18	139,559	59,025	46,855
Salaries and social security taxes	19	311,658	275,789	180,432
Benefit plans		14,668	11,326	—
Deferred revenue		7,912	—	—
Taxes	20	153,856	147,723	111,080
Derivative financial instruments		—	—	7,253
Provisions		9,985	10,344	57,832
TOTAL CURRENT LIABILITIES		1,648,796	1,307,310	786,499
Liabilities associated with assets available for sale	14	—	529,858	—
TOTAL LIABILITIES		5,427,021	5,152,060	3,183,957
TOTAL LIABILITIES AND EQUITY		6,279,082	6,999,246	4,927,284

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited financial statements for the year ended December 31, 2011 and the Condensed Interim Consolidated Financial Statements as at June 30, 2012 (together with Exhibit I – Consolidated Financial Statements as at December 31, 2011).

Edenor S.A.
Condensed Interim Consolidated Statements of Comprehensive Income
for the nine-month periods ended September 30, 2012 and 2011
(Stated in thousands of pesos)

		Nine months at	Nine months at	Three months at	Three months at
	Note	09.30.12	09.30.11	09.30.12	09.30.11
Continuing operations
Revenue from sales	21	2,715,775	2,090,225	932,235	746,378
Revenue from construction		86,550	59,546	16,226	25,129
Electric power purchases		(1,538,763)	(996,971)	(562,520)	(356,358)
Cost of construction		(86,550)	(59,546)	(16,226)	(25,129)
Gross profit		1,177,012	1,093,254	369,715	390,020

Transmission and distribution expenses	22	(1,135,865)	(768,096)	(385,274)	(275,458)
Selling expenses	22	(320,788)	(215,568)	(122,085)	(80,537)
Administrative expenses	22	(193,829)	(160,713)	(73,401)	(60,653)
Other operating income		28,635	28,834	19,990	23,219
Other operating expense		(53,602)	(49,135)	(15,763)	(23,638)
Gain from acquisition of companies		—	434,959	—	—
Loss from interest in joint ventures		(21)	(13)	—	—
Operating (loss) income		(498,458)	363,522	(206,818)	(27,047)

Financial income	23	56,991	29,399	20,872	8,982
Financial expenses	23	(175,589)	(153,567)	(56,752)	(54,374)
Other financial expense	23	(97,313)	(62,531)	(42,900)	(9,583)
Financial expense, net		(215,911)	(186,699)	(78,780)	(54,975)
(Loss) Profit before taxes		(714,369)	176,823	(285,598)	(82,022)
Income tax and tax on minimum presumed income		54,362	(94,020)	14,784	20,543
(Loss) Profit from continuing operations		(660,007)	82,803	(270,814)	(61,479)
Discontinued operations	14	36,085	38,416	(4,532)	14,825
(Loss) Profit for the period		(623,922)	121,219	(275,346)	(46,654)

(Loss) Profit for the period attributable to:
Owners of the Company		(626,978)	114,725	(277,113)	(52,258)
Non-controlling interests		3,056	6,494	1,767	5,604
		(623,922)	121,219	(275,346)	(46,654)
Other comprehensive income
Comprehensive (loss) income for the period		(623,922)	121,219	(275,346)	(46,654)

Comprehensive (loss) income for the period attributable to:
Owners of the Company		(626,978)	114,725	(277,113)	(52,258)
Non-controlling interests		3,056	6,494	1,767	5,604
		(623,922)	121,219	(275,346)	(46,654)
Basic (losses) earnings per share attributable to the owners of the Company:

(Losses) earnings per share from continuing operations	24	(0.7358)	0.0923	(0.3019)	(0.0685)
Earnings (losses) per share from discontinued operations	24	0.0402	0.0428	(0.0051)	0.0165

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited financial statements for the year ended December 31, 2011 and the Condensed Interim Consolidated Financial Statements as at June 30, 2012 (together with Exhibit I – Consolidated Financial Statements as at December 31, 2011).

Edenor S.A.
Condensed Interim Consolidated Statements of Changes in Equity
for the nine-month periods ended September 30, 2012 and 2011
(Stated in thousands of pesos)

	Attributable to the owners of the Company
				Adjustment
		Adjustment		to	Additional		Special			Non-
	Share	to	Treasury	treasury	paid-in	Legal	reserve	Accumulated		controlling	Total
	capital	capital	stock	stock	capital	reserve	(1)	deficit	Subtotal	interests	equity

Balance at January 1, 2011	897,043	986,142	9,412	10,347	18,317	64,008	(6,588)	(235,354)	1,743,327	—	1,743,327

Acquisition of companies	—	—	—	—	—	—	—	—	—	230,040	230,040

Additional purchase of non-controlling interests	—	—	—	—	3,435	—	—	—	3,435	(8,937)	(5,502)

Comprehensive income for the nine-month period	—	—	—	—	—	—	245,135	(130,410)	114,725	6,494	121,219
Balance at September 30, 2011	897,043	986,142	9,412	10,347	21,752	64,008	238,547	(365,764)	1,861,487	227,597	2,089,084

Change in non-controlling interests due to company sale agreements	—	—	—	—	—	—	—	—	—	183,949	183,949

Additional purchase of non-controlling interests	—	—	—	—	17	—	—	—	17	(924)	(907)

Comprehensive loss for the three-month complementary period	—	—	—	—	—	—	(107,207)	(322,912)	(430,119)	5,179	(424,940)
Balance at December 31, 2011	897,043	986,142	9,412	10,347	21,769	64,008	131,340	(688,676)	1,431,385	415,801	1,847,186

Subsidiary’s sale	—	—	—	—	—	—	—	—	—	(365,499)	(365,499)
Distribution of dividends - Aeseba S.A.	—	—	—	—	—	—	—	—	—	(5,704)	(5,704)
Absorption of accumulated losses - Shareholders’ Meeting of 04/27/2012 (Note 28) (2)	—	(588,426)	—	—	(18,317)	(64,008)	—	670,751	—	—	—
Comprehensive loss for the nine-month period	—	—	—	—	—	—	—	(626,978)	(626,978)	3,056	(623,922)
Balance at September 30, 2012	897,043	397,716	9,412	10,347	3,452	—	131,340	(644,903)	804,407	47,654	852,061

(1)	Appropriation to the Special Reserve in accordance with the provisions of Resolution 609/12 of the CNV, as described in Note 4.1.
(2)
The absorption of accumulated losses was made on the basis of the Financial Statements prepared under previous generally accepted accounting principles (Argentine GAAP), in effect as at December 31, 2011.

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited financial statements for the year ended December 31, 2011 and the Condensed Interim Consolidated Financial Statements as at June 30, 2012 (together with Exhibit I – Consolidated Financial Statements as at December 31, 2011).

Edenor S.A.
Condensed Interim Consolidated Statements of Cash Flows
for the nine-month periods ended September 30, 2012 and 2011
(Stated in thousands of pesos)

		Nine months at	Nine months at
	Note	09.30.12	09.30.11
Cash flows from operating activities:
Comprehensive (loss) income for the period		(623,922)	121,219
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Income tax		(54,362)	94,020
Accrued interest, net of interest capitalized	8, 23	62,708	75,828
Depreciation of property, plant and equipment	8	146,958	140,416
Amortization of intangible assets	9	18,615	13,906
Increase in the allowance for the impairment of trade and other receivables	22	15,327	10,156
Loss from interest in joint ventures	10	21	13
Loss from repurchase of financial debt	23	—	1,869
Loss from retirement of property, plant and equipment	8	1,937	9,598
Loss from retirement of intangible assets	9	6,441	—
Exchange differences	23	129,777	74,047
Changes in fair value of financial instruments	23	(34,739)	(11,905)
Gain from acquisition of companies		—	(434,959)
Accrual of benefit plans	22	20,440	8,328
Provision for contingencies, net of recovery		19,505	25,601
Loss/Gain from valuation at present value	23	2,275	(1,170)
Discontinued operations	14	(36,085)	(38,416)
Changes in operating assets and liabilities:
(Increase) Decrease in trade receivables		(85,335)	24,083
Increase in other receivables		(21,648)	(122,936)
(Increase) Decrease in inventories		(42,721)	14,170
Increase in assets under construction		(20,121)	(3,217)
Increase in trade payables		150,413	30,034
Increase in other liabilities		97,997	11,432
Increase in deferred revenue		61,635	16,508
Increase in salaries and social security taxes		37,044	34,239
Increase in benefit plans		984	6,922
(Decrease) Increase in taxes		(2,512)	37,447
Decrease in provisions		(10,335)	(13,285)
Decrease in assets available for sale		100,616	—
Income tax paid		(24,308)	—
Increase for funds obtained from the program for the rational use of electric power (Res SE No. 1037/07)		288,947	183,995
Increase for funds obtained from the program for the rational use of electric power (Res MIVSPBA No. 252/07)		11,681	66,858
Net cash flows provided by operating activities		217,233	374,801

Edenor S.A. Condensed Interim Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2012 and 2011 (Continued) (Stated in thousands of pesos)

		Nine months at	Nine months at
	Note	09.30.12	09.30.11
Cash flows from investing activities:
Acquisitions of property, plant and equipment and intangible assets	8, 9	(427,417)	(386,326)
Payment for acquisition of companies net of cash and cash equivalents		—	(550,658)
Payment for acquisition of additional non-controlling interests		—	(5,620)
Net collection of sale of financial assets at fair value		33,611	528,652
Loans granted		(14,507)	—
Collection of loans		142,372	—
Net cash flows used in investing activities		(265,941)	(413,952)

Cash flows from financing activities:
Dividends paid		(5,588)	(1,950)
Loans taken		95,751	305,536
Repayment of loans		(129,633)	(310,877)
Payment of dividends relating to non-controlling interests		(5,704)	—
Net cash flows used in financing activities		(45,174)	(7,291)

Net increase (decrease) in cash and cash equivalents		(93,882)	(46,442)

Cash and cash equivalents at beginning of year		130,509	246,007
Financial results in cash and cash equivalents		18,522	2,017
Changes in cash and cash equivalents		(93,882)	(46,442)
Cash and cash equivalents at end of period		55,149	201,582

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited financial statements for the year ended December 31, 2011 and the Condensed Interim Consolidated Financial Statements as at June 30, 2012 (together with Exhibit I – Consolidated Financial Statements as at December 31, 2011).

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

1.	General information

History and development of the Company

Empresa Distribuidora Norte S.A. (EDENOR S.A. or the Company) was organized on July 21, 1992 by Decree No. 714/92 in connection with the privatization and concession process of the distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (Segba S.A.).

By means of an International Public Bidding, the Federal Government awarded 51% of the Company’s capital stock, represented by the Class "A" shares, to the bid made by Electricidad Argentina S.A. (EASA). The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government.

On September 1, 1992, EASA took over the operations of EDENOR S.A.

The corporate purpose of EDENOR S.A. is to engage in the distribution and sale of electricity within the concession area. Furthermore, among other activities, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR S.A. or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

Furthermore, its indirectly controlled company (EDEN) is a company created by the Province of Buenos Aires in the framework of Decree No. 106/97 of the Government of that Province, which privatized 100% of that company’s capital stock. The Banco de la Provincia de Buenos Aires bank, acting as trustee, holds 10% of the capital stock until such time as an Employee Stock Ownership Program (Programa de Participación Accionaria del Personal) is implemented.

The aforementioned privatization was carried out through the awarding of the concession of the right to provide, on an exclusive basis, electric power distribution services for a term of ninety-five years to commence as from the takeover date. The term of the concession is divided into management periods, a first period of fifteen years and subsequent periods of ten years each. The grantor of the concession may extend the term of the concession for a maximum period of ten years.

On June 2, 1997, the holder of the concession took over the operations of EDEN.

Edenor S.A. and EDEN, distribute electricity to more than 3 million customers in a concession area that is comprised of the northern area of the City of Buenos Aires, the northern and northwestern metropolitan areas of Greater Buenos Aires, and the northern area of the Province of Buenos Aires.

The Company’s economic and financial situation

In the year ended December 31, 2011 and in the nine-month period ended September 30, 2012, the Company recorded a significant fall in its operating and net results, with its liquidity level and working capital having been affected as well. This situation is due mainly to both the delay in obtaining rate increases and higher costs recognition (“MMC”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement, and the continuous increase of its operative costs that allow the Company to maintain the level of the service.

It is worth mentioning that the Company has not only maintained the quality of the distribution service but also satisfied the constant year-on-year increase in the demand for electricity that has accompanied the economic growth of the last years. Due to both the increase recorded in the costs associated with the provision of the service and the need for additional investments to meet the increased demand, the Company has adopted a series of measures aimed at mitigating the negative effects of this situation on its financial structure, such as reducing certain specified costs, selling certain investments, reducing top management personnel’s fees, seeking new financing options, refinancing the financial debt with extended maturity terms and/or deferring the timing for certain estimated capital expenditures; provided that these measures do not affect the sources of employment, the execution of the investment plan or the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

In this regard, and among other measures, the Company has (i) entered into an agreement with unions in order to grant interim advances on account of the future salary increases that could finally result from the collective bargaining negotiation underway; (ii) made arrangements for the payment in advance by the Federal Government of amounts relating to the Framework Agreement; (iii) collected the total amount of the loans granted to the subsidiary company EDEN, and mainly (iv) sold its shareholding in connection with EDESA’s assets and collected the totality of the loan granted to such subsidiary company.

Furthermore, the Company has made a series of presentations before control and regulatory authorities in order to jointly instrument the necessary mechanisms to contribute to an efficient provision of the distribution service, the maintenance of the level of investments and the compliance with the increased demand.

In this context, and in view of the situation that affects the sector, the National authorities have announced that they are working on the implementation of a change in the remuneration system of the different players that comprise the electricity market. In this framework, on September 14, 2012, at the request of the Economic Policy and Development Planning Secretariat, under the authority of the National Ministry of Economy and Finance, the Company submitted to this Secretariat and CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market), all the requested information in order to make progress with the referred to process aimed at restoring the economic and financial equation of EDENOR’s Concession Agreement. Furthermore, the Company’s subsidiaries EDEN, EDELAR and EGSSA have also complied with the information requirement.

With the aim of maintaining and guaranteeing the provision of the public service, and in order to alleviate the financial situation, given the aforementioned cash deficit, as from October 2012 the Company decided to partially cancel, on a temporary basis, the obligations with the Wholesale Electricity Market with surplus cash balances after having complied with the commitments necessary to guarantee the provision of the public service, including the investment plans underway and operation and maintenance works. We consider this situation as a transitional system to be applied until the new regulatory model announced by the National Authorities, aimed at restoring the economic and financial equation of the Concession Agreement, is implemented.

Should the conditions existing at the date of these Financial Statements continue, the Board of Directors believes that the Company’s situation will continue to deteriorate and cash flows and operating results for the current year, and financial ratios, will be negatively impacted.

The outcome of the overall electricity rate review or the announced new remuneration system is uncertain both as to its timing and final form. If during the current fiscal year: (i) the new electricity rate schedules are not issued by the National Regulatory Authority for the Distribution of Electricity (ENRE); (ii) the Company is not granted other mechanism to compensate cost increases in accordance with the announcement mentioned in the preceding paragraphs, and/or; (iii) the Company does not obtain from the Federal Government other mechanism that provides it with financing for cost increases, the Company will have insufficient liquidity and will therefore be obliged to implement various measures to preserve cash and enhance its liquidity. Nevertheless, the Company may not ensure that it will be able to obtain additional financing on acceptable terms.  Therefore, should any of these measures, individually or in the aggregate, not be achieved; there is significant risk that such situation will have a material adverse impact on the Company’s operations that will force it to seek other liquidity resources.  The Company may need to enter into a renegotiation process with its suppliers and creditors in order to obtain changes in the terms of its obligations to ease the aforementioned financial situation.

Given the fact that the realization of the projected measures to revert the manifested negative trend depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases or their replacement by a new remuneration system, the Board of Directors believes that there exists a significant degree of uncertainty concerning the Company’s financial ability to comply with obligations in the ordinary course of business, being obliged to defer certain payment obligations.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

Nevertheless, these Condensed Interim Consolidated Financial Statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of the adjustments or reclassifications, if there were any, that might result from the outcome of this uncertainty.

2.	Regulatory framework

At the date of issuance of these Financial Statements there are no significant changes with respect to the situation disclosed by the Company at December 31, 2011, except for:

MMC adjustment request

At September 30, 2012, Edenor S.A. has submitted to the ENRE the following Cost Monitoring Mechanism (MMC) adjustment request:

Period	Application Date	MMC Adjustment
November 2011 - April 2012	May 2012	8.529%

At the date of issuance of these Condensed Interim Consolidated Financial Statements, the aforementioned adjustment and those requested as at December 31, 2011, as well as the basis for their application are pending approval by the ENRE, for which reason the Company is unable to reasonably estimate the amount of the submitted requests. Therefore, the Company has neither recognized nor accrued any revenue for this concept in these Condensed Interim Consolidated Financial Statements, until approval is granted by the control authority.

Framework Agreement

From January 1, 2012 through the closing date of these Financial Statements, the Company collected $ 36.88 million and $ 7.02 million relating to the agreements signed with the Federal Government and the Government of the Province, respectively.

Furthermore, subsequent to the end of the period, the Company collected $ 6.14 million in bonds of the Province of Buenos Aires and $ 0.33 million, as described in Note 29.

Edenor’s electricity rate situation

Stabilization factor

By Note No. 2883 dated May 8, 2012 (reference Resolutions MEyFP No. 693/2011 and MPFIPyS No. 1900/2011), the National Energy Secretariat has implemented a mechanism whose objective is to keep the amounts billed to residential customers throughout the year stable, thereby minimizing the effects of the seasonal consumption of electricity.

This methodology applies to all residential customers, regardless of whether or not they receive Government grants on electricity rates, who may opt to adhere to this stabilization system.

Average consumption is determined based on the consumption recorded in the last six two-month consumption periods. The stabilization factor arises from the difference between the aforementioned average consumption and the current two-month consumption period. This value will be added to or subtracted from the two-month consumption period charges, and the result obtained will be the amount to be paid before the corresponding taxes. The adjustments that are to be made in accordance with the differences between average consumption and recorded consumption will be reflected in the bill for the last two-month consumption period of each calendar year.

The differences that arise as a consequence of comparing the annual average consumption to the current two-month consumption period will be recorded at the end of each period in the trade receivables balance sheet account, crediting or debiting the account, as the case may be, if the annual average consumption is higher or lower than the current two-month consumption period.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

Eden’s electricity rate situation

On July 20, 2012, the Infrastructure Ministry of the Province of Buenos Aires issued Resolution No. 243/2012, published in the Official Gazette on July 24 of the current year, which established the new electricity rate schedules applicable to the July 1-July 31, 2012 and August 1-September 30, 2012 periods, and from October 1, 2012, thereby restoring electricity rates in the concession area of Eden S.A. These electricity rate schedules were resolved with the aim of covering the increase in prices of the resources necessary to provide the service (labor, supplies and services), which have recorded a significant increase in prices.

3.	Basis of preparation

This condensed interim consolidated financial information must be read together with the Company’s Consolidated Financial Statements as at December 31, 2011, which have been prepared in accordance with IFRS.

As mentioned in Note 4.1 of Exhibit I presented together with the Financial Statements as at June 30, 2012, the Company’s first IFRS financial statements to be prepared are those for the fiscal year ending December 31, 2012. As at December 31, 2011, the accounting standards applicable in Argentina and used in the preparation of the financial statements were the generally accepted accounting principles (Argentine GAAP).

In its financial statements as at December 31, 2011, the Company presented a note concerning the reconciliation between Argentine GAAP and IFRS of (1) the Company’s total equity at the date of transition (January 1, 2011), (2) the final result of operations and cash flows for the year ended December 31, 2011 and (3) total equity at December 31, 2011, indicating the main valuation adjustments between the aforementioned sets of standards.

Nevertheless, the Company decided to present additional information including a detail of each of the accounts comprising the statement of financial position at December 31, 2011 and the income statement for the year then ended under IFRS. Said detailed information was solely presented for information purposes and to show how each equity and income statement account would have been disclosed under IFRS.

Additionally, on May 21, 2012, the Company presented its first Interim Financial Statements as at March 31, 2012 and for the three-month period then ended in accordance with International Accounting Standard (IAS) 34. As required, such Interim Financial Statements included an exhibit with the financial information for the last annual reporting period prepared in accordance with IFRS. That information included not only the valuation aspects previously presented as part of the reconciling information in the Financial Statements of December 2011 but also additional disclosures required under IFRS.

Due to the preparation of the interim financial statements as at June 30, 2012 and for the six-month period then ended, and as part of a process aimed at aligning accounts and other operative issues with a view to the issuance of the first annual IFRS financial statements as at December 31, 2012, the Company has made certain changes in the classification of balances at December 31, 2011 previously presented. Such reclassifications do not affect the relevant totals of equity, result of operations before taxes, net result, and other comprehensive income or the totals of cash flows from operating, investing and financing activities previously reported under IFRS.

The Condensed Interim Consolidated Financial Statements for the nine-month periods ended September 30, 2012 and 2011 have not been audited. The Company’s management estimates that they include all the necessary adjustments to fairly present the results of operations for each period. The results of operations for the nine-month periods ended September 30, 2012 and 2011 do not necessarily reflect the Company’s results in proportion to the full fiscal years.

The Condensed Interim Consolidated Financial Statements are stated in thousands of Argentine pesos, unless specifically indicated otherwise.

These Condensed Interim Consolidated Financial Statements were approved for issue by the Company’s Board of Directors on November 16, 2012.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

4.	Accounting policies

4.1	Application of International Financial Reporting Standards

The accounting policies used in the preparation of these Condensed Interim Consolidated Financial Statements are consistent with those used in the preparation of the Consolidated Financial Statements for the last financial year ended December 31, 2011, included in the financial statements as at June 30, 2012.

The income tax for interim periods is accrued using the tax rate that should be applicable to the expected annual profit or loss.

By Resolution No. 609/12 of the National Securities Commission dated September 13, 2012, it is established that whenever the difference resulting from the opening balance of unappropriated retained earnings disclosed in the financial statements for the first fiscal year-end in which IFRS are applied and the closing balance of unappropriated retained earnings at the last fiscal year-end under the previous generally accepted accounting principles (Argentine GAAP) is positive, a reserve is to be recorded for an amount equivalent to such difference, which may not be distributed among the entity’s shareholders or owners, and whose reversal may only take place for capitalization purposes or to absorb accumulated deficit.

At the date of these Condensed Interim Consolidated Financial Statements, the effect of this resolution resulted in the recognition of 131,340 at December 31, 2011 under a special reserve.

The Shareholders’ Meeting that considers the condensed interim consolidated financial statements as at December 31, 2012 will have to make the decision that arises from the application of that mentioned in the preceding paragraphs.

These Condensed Interim Consolidated Financial Statements must be read together with the information of Exhibit I - Financial Statements as at December 31, 2011 prepared under IFRS, included in the Financial Statements as at June 30, 2012, and the audited Financial Statements as at December 31, 2011, which have been prepared in accordance with the previous generally accepted accounting principles (Argentine GAAP).

4.2	Reconciliations between IFRS and Argentine GAAP at 09.30.2011

As required by the provisions of Technical Resolutions Nos. 26 and 29 of the FACPCE, the reconciliations of equity, comprehensive income and cash flows determined in accordance with the previous generally accepted accounting principles in Argentina (Argentine GAAP) at September 30, 2011 and those determined in accordance with IFRS are included herein.

4.2.1	Reconciliation of equity at September 30, 2011

		Nine months
	Note	at 09.30.11

Equity under Argentine GAAP		1,619,505
Defined benefit plans	a	(10,136)
Gain from purchase of companies	b.i and ii	434,959
Derecognition of transaction costs	b.iv	(4,269)
Derecognition of negative goodwill amortization	b.iii	(10,337)
Additional acquisition of non-controlling interests	c	3,435
IFRIC 12 application to concession agreements	d	(8,648)
Derecognition of revenue from sales to shantytowns	g	(22,696)
Deferred income tax	e	(145,661)
Non-controlling interests	f	5,335
Equity under IFRS attributable to the owners		1,861,487
Non-controlling interests	f	227,597
Total equity under IFRS		2,089,084

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

4.2.2	Reconciliation of the result of operations for the nine-month period ended September 30, 2011 determined in accordance with Argentine GAAP and those determined in accordance with IFRS

		Nine months	Three months
	Note	at 09.30.11	at 09.30.11
Loss for the year under Argentine GAAP		(130,410)	(35,909)
Gain from purchase of companies	b.i and ii	434,959	—
Derecognition of transaction costs	b.iv	(4,269)	—
Derecognition of negative goodwill amortization	b.iii	(10,337)	(4,402)
IFRIC 12 application to concession agreements	d	(8,648)	(4,370)
Derecognition of revenue from sales to shantytowns	g	(22,696)	(9,392)
Deferred income tax	e	(149,209)	1,531
Non-controlling interests	f	5,335	284
Comprehensive income (loss) for the period under IFRS		114,725	(52,258)

a.	Defined benefit plans

In accordance with Argentine GAAP, neither actuarial gains nor losses nor past service costs pending amortization were recognized by the Company in the Financial Statements. In accordance with IFRS, and considering that the Company has early adopted the revised IAS 19, the actuarial gains and losses not recognized at the date of transition have been recognized by the Company in comprehensive income (loss), whereas past service costs pending amortization at the date of transition have been recognized in retained earnings/accumulated deficit. The effect in Equity is a decrease of $ 10.14 million at September 30, 2011.

b.	Gain from the purchase of companies

b. i) Purchase negotiation

Refers to the gain recognized under IFRS, considering all the adjustments explained below, mainly by derecognizing the negative goodwill of acquired companies, plus some differences resulting from net assets acquired.

b. ii) Differences in the accounting basis of purchases

In accordance with Argentine GAAP, the excess of the fair value of the assets acquired and liabilities assumed in a business combination over the purchase price were recognized as negative goodwill and amortized in accordance with the straight-line method over a period equal to the weighted average of the remaining useful life of the assets identified in the acquired company that were subject to depreciation.

In accordance with IFRS, the Company has reassessed the purchase price allocation. In that connection, the following differences between Argentine GAAP and IFRS were identified:

Fair value of net assets acquired – Argentine GAAP		1,276,236
Differences from application of IFRIC 1 2	1)	(54,003)
Benefit plan liability	2)	(15,250)
Deferred income tax effect	3)	24,238
Derecognition of transaction costs	4)	(4,269)
Fair value of net assets acquired – IFRS		1,226,952

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

1)	Differences from application of IFRIC 12

In accordance with Argentine GAAP, the assets used in the framework of the service concession agreement of the subsidiary EDEN (indirectly controlled company through AESEBA), whether received at the time of entering into the Concession Agreement or acquired by the company during its term of duration, are classified as property, plant and equipment and are depreciated based on the useful life assigned to each specific asset, irrespective of the term of duration of the concession agreement.

In accordance with IFRS, the essential assets used in the framework of service concessions, whether received at the time of entering into the Concession Agreement or acquired by the companies during its term of duration, are classified as a single asset within intangible assets and are amortized based on the remaining useful life of the Concession Agreement. The assets that are not essential for the rendering of the distribution service are not included within the scope of IFRIC 12; therefore, those assets are carried at cost and subsequently depreciated, and included within property, plant and equipment.

The effects of the recognition of IFRIC 12 in the Company’s Consolidated Financial Statements are the following:

●	Reclassification of all the essential assets received by the Concession Agreement, and considered essential to the distribution service, into a separate intangible asset;

●
Construction contracts: in accordance with Argentine GAAP, construction of infrastructure funded with customer contributions is recognized as revenue at the time the funds are received. In accordance with IFRS, in particular under the scope of IFRIC 12, such construction must be recognized as revenue from construction deferred on the remaining useful life of the Concession Agreement, considering that the operator has an obligation with the customer for providing the distribution service. Such difference gave rise to a reconciling adjustment at the acquisition date of $54 million, decreasing property, plant and equipment and retained earnings/accumulated deficit, and increasing the intangible asset under IFRIC 12 and deferred revenue.

2)	Defined benefit plan liability

In accordance with Argentine GAAP, unrecognized actuarial losses were disclosed in a note to the financial statements.

In accordance with IFRS, unrecognized cumulative actuarial losses have been recognized at the date of transition (January 1, 2011) in retained earnings/accumulated deficit. Consequently, the Company assumed at the time of acquisition an additional liability relating to the subsidiaries’ defined benefit plans. Such additional liability amounted to $ 15.25 million.

3)	Deferred income tax effect

Refers to the effect on the deferred income tax of all the previously mentioned adjustments.

4)	Transaction costs

In accordance with Argentine GAAP, transaction costs were part of the consideration paid. The impact of such costs resulted in a decrease of negative goodwill.

b. iii) Derecognition of negative goodwill amortization

In accordance with Argentine GAAP, in those business combinations in which the acquisition cost was lower than the proportion of the fair value of the incorporated net assets and liabilities, the difference was recognized as negative goodwill and is systematically recognized in profit or loss over a period equal to the weighted average of the remaining useful life of the identifiable assets of the acquired company that are subject to depreciation.

For IFRS application purposes, negative goodwill is derecognized as its recognition is not permitted.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

b. iv) Derecognition of transaction costs

In accordance with IFRS, such costs are not part of the consideration paid and are expensed as incurred.

Consideration paid – Argentine GAAP	566,222
Transaction costs	(4,269)
Consideration paid – IFRS	561,953

c.	Additional acquisition of non-controlling interests

Refers to the additional acquisition of non-controlling interests in subsidiaries, which, in accordance with Argentine GAAP, was recorded discounting the negative goodwill by the difference between the fair value of non-controlling interests and the consideration paid. In accordance with IFRS, such difference was recorded as Additional paid-in capital.

d.	IFRIC 12 application to concession agreements

EDEN constructs part of its pieces of equipment (essential for the rendering of the distribution service) based on customer contributions.

Under IFRS, the construction of infrastructure with customer contributions is recognized as deferred revenue over the remaining useful life of the concession agreement, considering that the operator has an obligation with the customer for providing the distribution service.

e.	Deferred income tax

At December 31, 2011 and January 1, 2011, this reconciling item relates to the recognition, under IFRS, of the deferred tax effect of all the previously described adjustments.

f.	Non-controlling interests

At December 31, 2011, this reconciling item relates to the effect of all the previously described IFRS conversion adjustments on non-controlling interests.

g.	Derecognition of revenue from sales to shantytowns

In accordance with IFRS, revenue from ordinary operating activities will be recognized only when it is probable that the associated economic benefits will flow to the entity. In the case of revenue from sales to shantytowns, the uncertainty concerning the recoverability of the consideration for the service provided will disappear only when an agreement has been duly signed. Consequently, under IFRS, revenue is recognized when the corresponding agreement exists.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

4.2.3	Reconciliation of the consolidated statement of cash flows for the period ended September 30, 2011

	Argentine	IFRS
	GAAP (1)	Adjustments	IFRS

Net cash flows provided by operating activities	502,909	(128,108)	374,801
Net cash flows used in investing activities	(806,674)	392,722	(413,952)
Net cash flows used in financing activities	(153,055)	145,764	(7,291)
Financial results in cash and cash equivalents	—	2,017	2,017
Cash and cash equivalents at beginning of year	676,843	(430,836)	246,007
Cash and cash equivalents at end of period	220,023	(18,441)	201,582
Decrease in cash and cash equivalents	(456,820)	410,378	(46,442)

(1) Refers to cash flows included in the financial statements as at September 30, 2011, approved by the Board of Directors, with certain reclassifications for IFRS disclosure purposes.

5.	Financial risk management

The Company’s activities expose it to various financial risks: market risk (including currency risk, fair value interest rate risk and price risk) credit risk and liquidity risk.

There have been no significant changes since the last fiscal year end in risk management policies. The pertinent information is disclosed in Exhibit I at December 31, 2011 prepared under IFRS, included in the Consolidated Financial Statements as at June 30, 2012.

6.	Critical accounting estimates and judgments

The preparation of interim Financial Statements requires the Company’s management to make estimates and assessments concerning the future, exercise critical judgments and make assumptions that affect the application of the accounting policies and the reported amounts of assets and liabilities and revenues and expenses.

These estimates and judgments are permanently evaluated and are based upon past experience and other factors that are reasonable under the existing circumstances. Future actual results may differ from the estimates and assessments made at the date of preparation of these Condensed Interim Consolidated Financial Statements.

In preparing these Condensed Interim Consolidated Financial Statements, the critical judgments made by the Company when applying its accounting policies as well as the information sources used for the respective estimates are the same as those applied in the Consolidated Financial Statements for the year ended December 31, 2011.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

7.	Segment information

Operating segments reporting is consistent with the internal reports prepared by the Management Control Department.

The Company carries on its business activities in the electricity sector, acting in the distribution line of business. Furthermore, the Company’s Management performs the analysis, follow-up and control of the Company’s business activities based on the following segments:

AESEBA, comprised of AESEBA and EDEN.
EMDERSA Holding
EDENOR S.A., comprised of Edenor S.A.

Consolidated Statement of Income at 09.30.2012	EDENOR	AESEBA	EMDERSA H.	Eliminations	Consolidated
Revenue from sales / construction	2,167,439	636,402	—	(1,516)	2,802,325

Electric power purchases / Cost of construction	(1,306,808)	(318,505)	—	—	(1,625,313)
Gross profit	860,631	317,897	—	(1,516)	1,177,012
Operating expenses	(1,403,536)	(248,513)	(12)	1,579	(1,650,482)
Other income (expense) net	(20,563)	(3,790)	—	(614)	(24,967)
Gain from investments in subsidiaries	24,438	—	—	(24,438)	—
Loss from interests in joint ventures	(21)	—	—	—	(21)
Net ordinary (loss) profit	(539,051)	65,594	(12)	(24,989)	(498,458)

Net financial expense	(195,147)	(18,881)	(2,432)	549	(215,911)
(Loss) Profit before taxes	(734,198)	46,713	(2,444)	(24,440)	(714,369)
Income tax	71,135	(16,773)	—	—	54,362

(Loss) Profit from continuing operations	(663,063)	29,940	(2,444)	(24,440)	(660,007)
Profit from discontinued operations	36,085	—	—	—	36,085
(Loss) Profit for the period	(626,978)	29,940	(2,444)	(24,440)	(623,922)

Non-controlling interests	—	(3,056)	—	—	(3,056)
(Loss) Profit for the period attributable to the owners	(626,978)	26,884	(2,444)	(24,440)	(626,978)

Statement of Financial Position at 09.30.2012	EDENOR	AESEBA	EMDERSA H.	Eliminations	Consolidated

Total assets	5,588,085	1,203,632	152,120	(664,755)	6,279,082
Total liabilities	4,783,678	682,909	15	(39,581)	5,427,021

Non-controlling interests	—	47,606	—	48	47,654
Equity	804,407	473,117	152,105	(625,222)	804,407

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

8.	Property, plant and equipment

	09.30.12	09.30.11
Net residual values at beginning of year	3,995,310	3,712,330

Net incorporation for acquisition of subsidiaries	—	1,121,437
Additions	352,079	354,651
Retirements	(1,937)	(9,598)
Depreciation (1)	(146,958)	(170,523)
Net residual values at end of period	4,198,494	5,008,297
(1) At September 30, 2011, includes $ 30,107 corresponding to depreciation classified as discontinued operations.

●	During the nine-month periods ended September 30, 2012 and 2011, direct costs capitalized by the Company amounted to $ 78.21 million and $ 49.76 million, respectively.

●	During the nine-month periods ended September 30, 2012 and 2011, financial costs capitalized amounted to $ 16.59 million and $ 10.59 million, respectively.

9.	Intangible assets

The Company has applied the intangible asset method established in IFRIC 12 for EDEN’s concession agreement. No financial asset has been recognized in relation to the concession agreements due to the fact that the agreements signed do not stipulate minimum guaranteed payments. The detail of intangible assets is as follows:

	09.30.12	09.30.11
Net residual values at beginning of year	793,015	—

Net incorporation for acquisition of subsidiaries	—	760,479
Additions	75,338	31,675
Retirements	(6,441)	—
Amortization	(18,615)	(13,906)
Net residual values at end of period	843,297	778,248

10.	Interest in joint ventures

Company and		Value on equity method
Percentage interest held on capital		09.30.12	12.31.11	01.01.11
SACME	50%	398	419	415
		398	419	415

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

11.	Other receivables

	09.30.12	12.31.11	01.01.11

Non-current:
Prepaid expenses	1,320	1,140	1,199
Tax on minimum presumed income	26,201	30,743	12,283
Tax credits	9,449	885	—
Financial receivable with SIESA	11,810	—	—
Receivable with EDEN S.A. class “C” shareholders	14,924	15,417	—
Other	1,003	1,249	1,321
Total Non-current	64,707	49,434	14,803

Current:
Prepaid expenses	3,014	2,986	4,625
Advances to suppliers	48,807	39,163	4,415
Advances to personnel	5,060	4,627	6,276
Tax on financial transactions	—	829	3,693
Security deposits	1,067	—	—
Receivables from activities other than the main activity	24,578	20,405	23,321
Financial receivable with SIESA	2,287	—	—

Allowance for the impairment of other receivables	(15,897)	(12,253)	(12,799)
Note receivable with EDESUR	3,339	2,846	—
Judicial deposits	7,568	5,859	4,418
Related companies	45,538	8,282	4,169
Other	3,233	4,350	5,644
Total Current	128,594	77,094	43,762

12.	Trade receivables

	09.30.12	12.31.11	01.01.11
Non-current:
Receivables from Cost Monitoring Mechanism and other	45,683	45,725	45,531
Total Non-current	45,683	45,725	45,531

Current:
Sales of electricity - Billed (1)	405,590	344,116	216,749
Sales of electricity – Unbilled	232,419	196,598	149,046

Retroactive tariff increase arising from the application of the new electricity rate schedule	—	—	20,272
Framework Agreement	25,467	25,662	33,047
National Fund of Electricity	2,786	3,353	3,437
Bonds for the cancellation of debts of the Province of Bs. As.	—	—	8,743
Specific fee payable for the expansion of the network, transportation and others	8,988	6,512	4,477
Receivables in litigation	19,154	16,109	14,681

Allowance for the impairment of trade receivables	(63,043)	(57,618)	(29,259)
Total Current	631,361	534,732	421,193

 (1) Net of stabilization factor (Note 2).

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

13.	Cash and cash equivalents

	09.30.12	12.31.11	01.01.11
Cash and banks	31,761	23,095	8,611
Time deposits	357	48,511	17,523
Money market funds and other	23,031	58,903	219,873
Total	55,149	130,509	246,007

14.	Discontinued operations

As a consequence of that mentioned in note 27 to these Condensed Interim Consolidated Financial Statements, the interest held by the subsidiary EMDERSA Holding in its associate EMDERSA has been classified as “Assets available for sale”, due to the Company Management’s decision to discontinue the related operations.

These assets must be valued at the lower of the book value and net realizable value (estimated realizable value less costs to sell). At September 30, 2012, these assets have been valued at their net realizable value, which is lower than their book value.

The detail of assets available for sale is as follows:

	09.30.12	12.31.11

Emdersa Holding’s equity	152,105	263,183
Percentage interest held	99.99%	99.99%
Value on equity method:	152,090	263,157

	152,000	216,531
Assets available for sale at Net Realizable Value (NRV):

Change in Net Realizable Value:	(64,531)
Availability of assets available for sale	(100,616)

Gain from valuation of assets available for sale at NRV:	36,085

15.	Share capital

At September 30, 2012 and 2011, the Company’s share capital amounts to 906,455,100 shares, represented by 462,292,111 common, book-entry Class A shares; 442,210,385 common, book-entry Class B shares; and 1,952,604 common, book-entry Class C shares.  All classes of shares have a par value of one peso each and the right to one vote per share. There are no preferred shares of any kind, dividends and/or preferences in the event of liquidation, privileged participation rights, prices and dates, or unusual voting rights. Moreover, there are no significant terms of contracts allowing for either the issuance of additional shares or any commitment of a similar nature.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

16.	Trade payables

	09.30.12	12.31.11	01.01.11
Non-current:
Customer deposits	57,315	53,477	49,129
Other	2,402	867	1,855
Total Non-current	59,717	54,344	50,984

Current:
Payables for purchase of electricity - CAMMESA	160,086	138,112	115,598
Payables for other purchases	248,045	270,585	106,028

Provision for unbilled electricity purchases - CAMMESA	185,322	134,151	111,860
Related companies	17,565	4,065	8
Customer contributions	135,480	79,292	33,965
Contributions for the financing of substations	45,934	—	—
Other	32,703	30,806	9,654
Total Current	825,135	657,011	377,113

17.	Other liabilities

	09.30.12	12.31.11	01.01.11
Non-current:
Penalties and discounts	571,358	506,602	455,421
Program for the rational use of electric power (Res. SE No. 1037/07)	1,156,034	867,087	529,097
Total Non-current	1,727,392	1,373,689	984,518

Current:
Penalties and discounts	42,845	35,636	—
Program for the rational use of electric power (Res. MIVSPBA No. 252/07)	73,247	61,566	—

Advance payments received for assets available for sale	7,046	6,455	—
Related companies	12,027	15,597	1,392
Advances for construction works to be performed	34,366	17,458	—
Dividends payable to class “C” shareholders	7,509	1,211	—
Other	8,983	8,169	4,542
Total Current	186,023	146,092	5,934

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

18.	Borrowings

	09.30.12	12.31.11	01.01.11
Non-current:
Financial loans	13,045	6,890	—
Corporate notes	1,282,666	1,182,992	1,035,113
Total Non-current	1,295,711	1,189,882	1,035,113

Current:
Financial loans	31,383	6,871	—
Interest	65,690	28,869	21,237
Corporate notes	17,487	23,285	25,618
Bank overdrafts	24,999	—	—
Total Current	139,559	59,025	46,855

The maturities of borrowings are as follow:

	09.30.12	12.31.11	01.01.11
Less than 1 year	139,559	59,025	46,855
From 1 to 2 years	546	15,111	25,895
From 2 to 3 years	12,500	3,445	14,182
From 3 to 4 years	—	—	2,517
From 4 to 5 years	—	—	2,517
More than 5 years	1,282,665	1,171,326	990,002
	1,435,270	1,248,907	1,081,968

The main variations in the Company’s financing structure during the nine-month period ended September 30, 2012 are described below.

AESEBA’S FINANCIAL LOANS

On June 22, 2012, Empresa Distribuidora de Energía Norte S.A. entered into an overdraft agreement with Banco Santander Rio, the main aspects of which are as follow: (i) the Bank will grant financial assistance for a maximum amount of up to $ 35 million to be provided by means of three applications under the overdraft agreement; (ii) the funds will be mainly used to refinance working capital; (iii) the final maturity of the funds will be as follow: two applications for $ 5 million each, on July 23, 2012 and August 21, 2012, respectively; the remaining application, for an amount of $ 25 million, will fall due on February 27, 2013; (iv) the funds will accrue compensatory interest at an annual nominal rate (ANR) of 16.50%; 16.75% and 21.75% respectively, which will be fixed during the term of each application under the overdraft agreement; (v) Empresa Distribuidora de Energía Norte S.A. will pay late payment/default interest at an annual nominal rate equivalent to 50% of the applicable interest rate if it does not pay amounts when due or fails to comply with any of its payment obligations.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

SHORT-TERM DEBT SECURITIES (VCP)

On April 13, 2012, EDEN Shareholders’ Meeting approved: (i) the creation of a short-term debt securities program of up to $200,000,000 (or its equivalent in other currencies) outstanding at any time, in the form of unsecured, subordinated or not, with or without limited recourse, and with or without third-party guarantee short-term (simple, non-convertible into shares) corporate notes, promissory notes and/or short-term securities, under the special system of short-term debt securities established in the CNV’s Regulations,  (ii) the issuance, in the framework of the Program, of unsecured, subordinated or not, with or without limited recourse, and with or without third-party guarantee short-term (simple, non-convertible into shares) corporate notes for up to the maximum amount of the Program outstanding at any time, to be issued in one or more classes and/or series and denominated in pesos and/or in any other currency, and (iii) the consideration of the application for the registration of the company in the special registry for the issuance and public offering, to qualified investors only, of short-term debt securities.

On June 26, 2012, the CNV informed about the registration of the application made by the Subsidiary Company in accordance with that mentioned in the preceding paragraph. At the closing date of these Financial Statements, the Program’s approval is in process.

19.	Salaries and social security taxes payable

	09.30.12	12.31.11	01.01.11
Non-current:
Early retirements payable	2,835	5,526	6,845
Seniority-based bonus	21,931	18,065	12,432
Total Non-current	24,766	23,591	19,277

Current:
Salaries payable and provisions	262,212	248,424	160,616
Social security taxes payable	45,361	22,119	13,651
Early retirements payable	4,085	5,246	6,165
Total Current	311,658	275,789	180,432

20.	Taxes

	09.30.12	12.31.11	01.01.11
Non-current:
Tax regularization plan Law No. 26,476	9,560	17,652	8,979
Total Non-current	9,560	17,652	8,979

Current:

Provincial, municipal and federal contributions and taxes	64,378	44,130	32,024
VAT payable	5,863	14,196	30,901
Income tax and tax on minimum presumed income (net of advances and payments on account)	13,250	19,093	—
Withholdings	24,936	20,358	9,798
Municipal taxes	39,803	36,855	27,159
Tax regularization plan Law No. 26,476	2,810	1,415	1,364
Other	2,816	11,676	9,834
Total Current	153,856	147,723	111,080

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

21.	Revenue from sales

The breakdown of revenue from sales for the periods ended September 30, 2012 and 2011 is as follows:

	Nine months at	Nine months at	Three months at	Three months at
	09.30.12	09.30.11	09.30.12	09.30.11

Sales of electricity	2,666,236	2,053,843	917,454	726,500
Right of use on poles	28,070	18,176	8,233	6,327
Connection charges	4,033	4,127	1,402	1,480
Reconnection charges	1,632	1,654	663	569
Other sales	15,804	12,425	4,483	11,502
Total revenue from sales	2,715,775	2,090,225	932,235	746,378

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

22.	Expenses by nature

	Nine months at 09.30.12
Description	Transmission and Distribution Expenses	Selling Expenses	Administrative Expenses	Total	Nine months at 09.30.11	Three months at 09.30.12	Three months at 09.30.11

Salaries and social security taxes	421,674	113,168	99,252	634,094	476,158	216,624	164,856
Pension plan	13,531	3,386	3,523	20,440	8,328	8,464	2,811
Communications expenses	6,236	14,933	2,630	23,799	20,190	7,657	7,465
Allowance for doubtful accounts	—	15,327	—	15,327	10,156	6,263	(3,499)
Supplies consumption	66,574	1,120	3,326	71,020	43,729	27,401	17,551
Rent and insurance	3,873	322	13,546	17,741	14,820	5,883	4,607
Security services	8,191	2,001	2,953	13,145	9,420	3,847	3,328
Fees and remuneration for services	361,864	125,385	53,318	540,567	300,652	194,421	123,469
Maintenance expenses	22,339	6,654	2,449	31,442	5,239	11,610	—
Public relations and marketing	—	185	2,950	3,135	8,333	1,052	3,449
Advertising and sponsorship	—	351	1,610	1,961	4,293	889	1,777
Reimbursements to personnel	1,174	249	793	2,216	702	763	338
Depreciation of property, plant and equipment	139,475	5,384	2,099	146,958	140,416	49,489	46,466
Amortization of intangible assets	18,615	—	—	18,615	13,906	6,284	5,993

Directors and Supervisory Committee members’ fees	—	—	2,045	2,045	3,540	648	1,215
ENRE penalties	71,746	7,657	—	79,403	53,379	29,967	21,938
Taxes and charges	—	24,298	2,453	26,751	20,384	9,356	7,747
Other	573	368	882	1,823	10,732	142	7,137
Nine months at 09.30.12	1,135,865	320,788	193,829	1,650,482	—	—	—
Nine months at 09.30.11	768,096	215,568	160,713	—	1,144,377	—	—
Three months at 09.30.12	385,274	122,085	73,401	—	—	580,760	—
Three months at 09.30.11	275,458	80,537	60,653	—	—	—	416,648

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

23.	Financial expense

	Nine months at	Nine months at	Three months at	Three months at
	09.30.12	09.30.11	09.30.12	09.30.11

Financial income
Commercial interest	20,104	18,196	3,638	3,266
Interest on loans granted	36,887	11,203	17,234	5,716
Total financial income	56,991	29,399	20,872	8,982

Financial expenses
Interest on loans	(119,699)	(105,227)	(36,968)	(38,613)
Taxes and bank charges	(55,890)	(48,340)	(19,784)	(15,761)
Total financial expenses	(175,589)	(153,567)	(56,752)	(54,374)

Other financial expense
Exchange difference	(129,777)	(74,047)	(48,433)	(30,812)
(Loss) Gain from valuation at present value	(2,275)	1,170	877	—
Changes in fair value of financial instruments	34,739	11,905	4,656	715
(Loss) Gain from repurchase of financial debt	—	(1,869)	—	15,379
Other financial income	—	310	—	5,135
Total other financial expense	(97,313)	(62,531)	(42,900)	(9,583)
Total financial expense, net	(215,911)	(186,699)	(78,780)	(54,975)

24.	Basic (losses) / earnings per share

The basic (losses) / earnings per share are computed by dividing the (Loss)/Profit attributable to the holders of the Company’s equity instruments by the weighted average number of common shares outstanding during the period,  excluding the shares acquired by the Company and held as treasury shares.

	Nine months at	Nine months at	Three months at	Three months at
	09.30.12	09.30.11	09.30.12	09.30.11
Basic (losses) earnings per share attributable to the owners of the Company:

(Losses) earnings per share from continuing operations	(0.7358)	0.0923	(0.3019)	(0.0685)

Earnings (losses) per share from discontinued operations	0.0402	0.0428	(0.0051)	0.0165

There is no (loss)/earning per share dilution, as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

25.	Contingencies

On April 25, 2012, the Proceedings Management and Coordination Department of the ENRE issued Resolution No. 1/2012, pursuant to which preliminary criminal proceedings will be conducted due to the Company’s alleged non-compliance with certain provisions requiring authorization prior to the carrying out of the transactions for the acquisition of the subsidiaries. Moreover, during the development of the proceedings contemplated in the legislation in effect, the Company is ordered not to carry out transactions that may imply a decrease in the availability of the Company’s funds. The Company answered the charge in the time and under the formalities prescribed by law, sustaining that a prior authorization requirement is not applicable. The preliminary proceedings are in process.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

No provision has been recorded in these Financial Statements in connection with the aforementioned case as the Company believes, based on the opinion of its legal advisors, that there exist solid arguments to support its position.

At the date of issuance of these Financial Statements, there are no significant changes with respect to the situation disclosed by the Company at December 31, 2011, except for that mentioned in the preceding paragraph.

26.	Balances and transactions with related parties

•	The transactions carried out among related parties are as follow:

(a) Income

EDENOR

		Nine months at	Nine months at	Three months at	Three months at
Company	Description	09.30.12	09.30.11	09.30.12	09.30.11

CYCSA	Other income	2,689	—	—	—
		2,689	—	—	—

 (b) Expense

EDENOR

		Nine months at	Nine months at	Three months at	Three months at
Company	Description	09.30.12	09.30.11	09.30.12	09.30.11

EASA	Technical advisory services on financial matters	(8,341)	(7,347)	(2,869)	(2,297)

SACME	Implementation of operative system	(7,635)	(5,977)	(2,362)	(2,257)
Errecondo, Salaverri, Dellatorre,
Gonzalez & Burgio	Legal fees	(680)	(480)	(615)	(40)

PYSSA	Financial and granting of loan services to customers	(52)	(50)	(23)	(19)
PESA	Financing expenses and costs	—	(1,480)	—	(747)
		(16,708)	(15,334)	(5,869)	(5,360)

EDEN

		Nine months at	Nine months at	Three months at	Three months at
Company	Description	09.30.12	09.30.11	09.30.12	09.30.11
EASA	Fees for operation services	(11,436)	—	(3,960)	3,360
EASA	Exchange difference on commercial debts	(649)	—	(280)	1,025
CTG	Electric power purchase	(1,776)	—	(748)	—
CPB	EDEN’s electric power purchase from CPB	(11,411)	—	(4,217)	—
		(25,272)	—	(9,205)	4,385

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

•	The balances with related parties are as follow:

(c) Financial assets at fair value, receivables and payables

EDENOR

Company	09.30.12	12.31.11	01.01.11

Financial assets at fair value
Transener S.A.	—	—	17,527
	—	—	17,527

Other receivables
CTG	5	—	—
SACME	8,903	8,068	4,168
PESA	—	179	—
PYSSA	1	35	1
EMDERSA (1)	405	—	—
EDELAR (1)	36,071	—	—
EDESA (1)	25	—	—
	45,410	8,282	4,169

(1) Refers to balances with discontinued operations

EDEN

Company	09.30.12	12.31.11	01.01.11
Other receivables
EMDERSA	108	—	—
	108	—	—

EMDERSA HOLDING

Company	09.30.12	12.31.11	01.01.11

Other receivables
EMDERSA	20	—	—
	20	—	—

EDENOR

Company	09.30.12	12.31.11	01.01.11

Trade payables
EASA	—	(1,080)	—
PYSSA	—	(8)	(8)
	—	(1,088)	(8)

Other liabilities
SACME	(1,915)	(1,317)	(1,392)
PESA	(10,111)	(9,252)	—
	(12,026)	(10,569)	(1,392)

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

EDEN

Company	09.30.12	12.31.11	01.01.11

Trade payables
POWERCO	(1,095)	(5)	—
EASA	(15,099)	(2,561)	—
CTG	(237)	(343)	—
CPB	(1,134)	(68)	—
	(17,565)	(2,977)	—

AESEBA

Company	09.30.12	12.31.11	01.01.11
Other liabilities - Dividends
PESA	(1)	—	—
PISA	—	(5,028)	—
	(1)	(5,028)	—

27.	Assets available for sale

The following facts update that which was mentioned in Note 30 of Exhibit I as at December 31, 2011, included in the Financial Statements as at June 30, 2012.

-           EDELAR – Memorandum of Understanding with the Province of La Rioja

On April 19, 2012, EMDERSA and the Province of La Rioja (the Province) agreed on the possibility of the Province becoming a shareholder of EDELAR through a capital contribution in kind to be paid-in with the transfer to EDELAR of the title to property of certain electrical facilities built by the Province. The agreement, which was entered into subject to the approval of the Government of the Province (which has not yet issued any resolution in that regard) and EMDERSA’s Board of Directors (approval ratified by this body on May 17, 2012), grants the Province the right to appoint one Director and one Alternate Director in the Board of Directors of the Provincial Distribution Company.  Should this transaction be carried out, the Company estimates that EDELAR’s estimated realization value will not be affected.

-           EDESA – Sale agreement

On April 23, 2012, the Company’s Board of Directors accepted the offer made by Salta Inversiones Eléctricas S.A. (“SIESA”) to Edenor S.A. and its subsidiary EMDERSA Holding for the acquisition of shares representing: (i) 78.44% of the capital stock and voting rights of EDESA Holding, a corporation in the process of formation as a result of the spin-off process of EMDERSA currently underway,  upon the conclusion of which will become the holder of 90% of the capital stock and voting rights of EDESA, which in turn owns 99.99% of ESED’s capital stock and voting rights, and (ii) the remaining 0.01% of ESED.

The transaction was carried out on May 10, 2012 at the offered price payable through the delivery of Argentina’s sovereign debt bonds (Boden 2012) for a value equivalent to $ 100.5 million, which for accounting purposes and after the effect of the financing granted resulted in $ 98.3 million. Such price was partially cancelled through the payment of $ 83.8 million, with a sixth of the agreed-upon price remaining outstanding, whose payment SIESA is required to make in five annual and consecutive installments in US dollars, the first of which will fall due on May 5, 2013, accruing interest at a LIBOR + 2% p.a. rate. Payments relating to the price will be made (i) in immediately and freely available US dollars through transfer to a bank account specified by the seller, or, alternatively and at the seller’s exclusive option (that may be exercised in respect of each of the payments), (ii) through the delivery to the seller of an amount of Argentina’s sovereign debt bonds.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

As part of the aforementioned transaction, EDESA fully repaid the loan granted by the Company for a total principal amount of 131,300, plus interest accrued, and the buyer released EMDERSA from all liability for the collateral granted by the latter to EDESA in connection with the syndicated loan held by this company with various banks. By virtue of this transaction, EMDERSA Holding (“EHSA”), a directly controlled company of Edenor S.A., transferred to SIESA the shares representing 28.93% of EMDERSA’s capital stock and votes, whereas the Company transferred to that company 0.01% of ESED’s capital stock and votes.

As a consequence of this transaction, on May 9, 2012, the Company obtained from EHSA an $ 83.88 million loan falling due on May 9, 2013 (early repayment permitted) and accruing interest as from the date of disbursement at an annual nominal rate of 16%, payable together with principal. This loan was repaid by means of the capital reduction process carried out by EHSA, which is described in this note under caption EHSA – Capital reduction.

Due to that which has been previously described, and as a consequence of this transaction, the Company no longer holds any direct or indirect interest in EDESA and has recorded a profit of $ 21.6 million in the discontinued operations line item of the Statement of Comprehensive Income.

As agreed by the parties in EDESA sale agreement, SIESA and EHSA, as trustors and beneficiaries, and Deutsche Bank S.A. (“DB”) as trustee, set up a collateral trust to which they transferred their shareholdings representing EMDERSA’s capital stock and votes, with SIESA transferring the 28.93% received with the closing of the transaction, and EHSA the remaining 24.84% of the shares. Upon the conclusion of EMDERSA’s spin-off process underway and issuance of the shares representing 78.44% of the capital stock and votes of a new investment company to be organized, named EDESA Holding, which will be the holder of 90% of EDESA’s shares and votes, the trustee, DB, will transfer to EHSA the totality of EMDERSA’s shares transferred to him by SIESA and EHSA, and SIESA will be the holder of 78.44% of the capital stock and votes of EDESA Holding S.A.

-	EHSA – Capital reduction

The Shareholders’ Meeting of EHSA held on August 21, 2012 approved such company’s reduction of capital for $ 98 million, representing 98,083,563 common shares with a nominal value of $ 1 per share.

At the sate of issuance of these Condensed Interim Consolidated Financial Statements, the aforementioned capital reduction process is pending approval by the Regulatory Agency of Corporations (Inspección General de Justicia de la Ciudad Autónoma de Buenos Aires).

As a consequence of this process:

-	The $83.88 million loan that the Company had with EHSA at June 30, 2012 was repaid.
-	A receivable with SIESA for a total of $14.11 million was assigned to the Company.

-	EMDERSA – Spin-off process

The Extraordinary Shareholders’ Meeting of EMDERSA held on December 16, 2011, which was resumed on  January 13, 2012 after a recess, approved the corporate reorganization consisting of the spin-off of EMDERSA’s following assets, together with any other rights, assets, liabilities or contingencies related to such assets (the Spin-off),: (a) the ownership of the shares held by EMDERSA in Empresa Distribuidora San Luis S.A. (EDESAL), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EDESAL’s business activity, for the setting up of a new company named EDESAL Holding S.A. (EDESALH); (b) the ownership of the shares held by EMDERSA in Empresa Distribuidora de Electricidad de Salta S.A. (EDESA), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EDESA’s business activity, for the setting up of a new company named EDESA Holding S.A. (EDESAH); and (c) the ownership of the shares held by EMDERSA in Empresa Generación Salta S.A. (EGSSA), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EGSSA’s business activity, for the setting up of a new company named EGSSA Holding S.A. (EGSSAH).

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

At present, the Spin-off has been approved by the National Securities Commission and registered with the Regulatory Agency of Corporations, together with the registration of the three new companies. On November 8, 2012, the new companies were authorized by the National Securities Commission to enter the public offering system. The authorization for the listing of these companies’ shares is pending approval by the Buenos Aires Stock Exchange.

-	EDELAR – Sale agreement

With regard to the offer received by the Company on September 16, 2011 from Andes Energía Argentina S.A. for the acquisition of 78.44% of EDENOR’s indirect stake in Distribuidora La Rioja, the last extension of which expired on June 30, 2012, at the date of these Financial Statements both parties are discussing the terms of a new proposal.

28.	Ordinary and Extraordinary Shareholders’ Meeting

The General Annual Meeting held on April 27, 2012 approved, among other items of the agenda, the Financial Statements as at December 31, 2011 as well as the actions taken by the Board of Directors and the Supervisory Committee. Furthermore, it resolved that the Accumulated Deficit of 670,751 be absorbed by the Legal Reserve, the Additional Paid-in Capital and the Adjustment to Capital for 64,008, 18,317 and 588,426, respectively.

29.	Events after the reporting period

a. Framework Agreement – Debt settlement agreement

On October 18, 2012, the Company entered into an Agreement for the Settlement of Non-financial Obligations and Subscription of Buenos Aires Province Government Bonds, pursuant to which the Company agreed to receive an amount of 325 in cash and subscribe Series B Bonds for a residual nominal value of 6,137 as settlement of the debt that at December 31, 2010 such Province had with the Company for the electric power supplied to low-income areas.

b. Contingencies – Payment plan Agreement with the Municipality of Moreno

On October 31, 2012, the Company and the Municipality of Moreno entered into a payment plan agreement for the settlement of the balance owed, pursuant to which an amount of 600 will be paid in November 2012 and the remaining balance will be paid in 36 monthly and consecutive installments plus interest, to be calculated on the basis of the lending rate applied by Banco de la Nación Argentina for 30-day deposits.

c. Demands for payment received

With regard to the decision informed in Note 1 concerning the Company’s economic and financial situation and the partial payment of amounts owed to the Wholesale Electricity Market, on October 25 and November 5, 2012, the Company received from the ENRE and CAMMESA, respectively, demands for the payment of the balance owed to CAMMESA. The Company answered the ENRE’s demand for payment rejecting the Regulatory Authority’s competence to demand payment. At present, the Company is analyzing the reply to CAMMESA under terms similar to those of the note sent at the time of informing about the need to make partial payments due to the priority given by the Company to the operation of the public service.

Edenor S.A.
Notes to the Condensed Interim Consolidated Financial Statements as at September 30, 2012,
December 31, 2011 and January 1, 2011 (continued)

d. Notification concerning power cuts

On November 15, 2012 the Company was notified by the Regulatory Authority of ENRE’s Resolution No. 336/2012, whereby the Regulatory Standards Compliance and Management Department of such regulatory authority was instructed to immediately initiate the corresponding sanctioning process pursuant to which distribution companies EDENOR and EDESUR S.A. are required to: a) determine the customers who were affected by the power cuts occurred as a consequence of failures between October 29 and November 14, 2012; b) determine the discounts that are to be recognized to each of those customers, and; c) credit them on account of the definite discounts that will result from the Technical Service Quality evaluation relating to the six-month control period.

Furthermore, it resolved that the Company and EDESUR S.A. be ordered to pay a compensation to each small-demand (T1R) residential customer who was affected by the power cuts occurred during the aforementioned period, the amount of which will depend on the electricity outage duration, provided, however, that such electricity cut lasted more than 12 continuous hours. The Company is currently determining the magnitude of the eventual compensation and penalties, and analyzing the admissibility and legality of the referred to resolution.

30.	Financial Statements translation into English language

These financial statements are the English translation of those originally prepared by the Company in Spanish and presented in accordance with accounting principles generally accepted in Argentina. The effects of the differences between the accounting principles generally accepted in Argentina and the accounting principles generally accepted in the countries in which the financial statements are to be used have not been quantified. Accordingly, the accompanying financial statements are not intended to present the financial position, statements of comprehensive income, changes in equity or cash flows in accordance with accounting principles generally accepted in the countries of users of the financial statements, other than Argentina.

RICARDO TORRES
Chairman

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

6363 Del Libertador Ave. - Capital Federal

INFORMATIVE SUMMARY

AS AT SEPTEMBER 30, 2012

These Financial Statements have been prepared in accordance with IFRS, which replaced the accounting standards in effect until December 31, 2011. The Financial Statements for the nine-month period commenced January 1, 2011 and ended September 30, 2011, used for comparative purposes, have been reformulated in accordance with the new standards.

1.	General Comments

(Not covered by the Independent Auditors’ Report)

(Figures stated in thousands of pesos)

In the consolidated nine-month period ended September 30, 2012, the Company recorded a net loss of 623,922. At the end of the period, the Company’s equity amounts to 852,061.

The consolidated operating loss amounted to 498,458.

The investment in property, plant and equipment totaled 352,079. This amount was mainly allocated to increasing service quality levels and meeting current and new customer demand.

a.	Company sale agreements

The following facts update that which was mentioned in Note 33 to the Financial Statements as at December 31, 2011.

 On April 19, 2012, EMDERSA and the Province of La Rioja (the Province) agreed on the possibility of the Province becoming a shareholder of EDELAR through a capital contribution in kind to be paid-in with the transfer to EDELAR of the title to property of certain electrical facilities built by the Province. The agreement, which was entered into subject to the approval of the Government of the Province (which has not yet issued any resolution in that regard) and EMDERSA’s Board of Directors (approval ratified by this body on May 17, 2012), grants the Province the right to appoint one Director and one Alternate Director in the Board of Directors of the Provincial Distribution Company.  Should this transaction be carried out, the Company estimates that EDELAR’s estimated realization value will not be affected.

On April 23, 2012, the Company’s Board of Directors accepted the offer made by Salta Inversiones Eléctricas S.A. (“SIESA”) to Edenor S.A. and its subsidiary EMDERSA Holding (“EHSA”) for the acquisition of shares representing: (i) 78.44% of the capital stock and voting rights of EDESA Holding, a corporation in the process of formation as a result of the spin-off process of EMDERSA currently underway,  upon the conclusion of which will become the holder of 90% of the capital stock and voting rights of EDESA, which in turn owns 99.99% of ESED’s capital stock and voting rights, and (ii) the remaining 0.01% of ESED.

The transaction was carried out on May 10, 2012 at the offered price payable through the delivery of Argentina’s sovereign debt bonds (Boden 2012) for a value equivalent to $ 100.5 million, which for accounting purposes and after the effect of the financing granted resulted in $ 98.3 million. Such price was partially cancelled through the payment of $ 83.8 million, with a sixth of the agreed-upon price remaining outstanding, whose payment SIESA is required to make in five annual and consecutive installments in US dollars, the first of which will fall due on May 5, 2013, accruing interest at a LIBOR + 2% p.a. rate. Payments relating to the price will be made (i) in immediately and freely available US dollars through transfer to a bank account specified by the seller, or, alternatively and at the seller’s exclusive option (that may be exercised in respect of each of the payments), (ii) through the delivery to the seller of an amount of Argentina’s sovereign debt bonds.

Furthermore, and as part of the aforementioned transaction, EDESA fully repaid the loan granted by the Company for a total principal amount of 131,300, plus interest accrued, and the buyer released EMDERSA from all liability for the collateral granted by the latter to EDESA in connection with the syndicated loan held by this company with various banks. By virtue of this transaction, EHSA, a directly controlled company of Edenor S.A., transferred to SIESA the shares representing 28.93% of EMDERSA’s capital stock and votes, whereas the Company transferred to that company 0.01% of ESED’s capital stock and votes. Furthermore, and as agreed by the parties, SIESA and EHSA, as trustors and beneficiaries, and Deutsche Bank S.A. (“DB”) as trustee, set up a collateral trust to which they transferred their shareholdings representing EMDERSA’s capital stock and votes, with SIESA transferring the 28.93% received with the closing of the transaction, and EHSA the remaining 24.84% of the shares. Upon the conclusion of EMDERSA’s spin-off process underway and issuance of the shares representing 78.44% of the capital stock and votes of a new investment company to be organized, named EDESA Holding, which will be the holder of 90% of EDESA’s shares and votes, the trustee, DB, will transfer to EHSA the totality of EMDERSA’s shares transferred to him by SIESA and EHSA, and SIESA will be the holder of 78.44% of the capital stock and votes of EDESA Holding S.A.

In this manner, and as a consequence of this transaction, the Company will no longer hold any direct or indirect interest in EDESA.

As a consequence of this transaction, the Company recorded a profit of $ 21.6 million in the discontinued operations line item of the Statement of Comprehensive Income.

By means of the reduction of capital process carried out by EHSA on August 21, 2012, the latter assigned to the Company the receivable it had with SIESA in the amount of 14,097.

Furthermore, the Extraordinary Shareholders’ Meeting of EMDERSA held on December 16, 2011, which was resumed on  January 13, 2012 after a recess, approved the corporate reorganization consisting of the spin-off of EMDERSA’s following assets, together with any other rights, assets, liabilities or contingencies related to such assets (the Spin-off),: (a) the ownership of the shares held by EMDERSA in Empresa Distribuidora San Luis S.A. (EDESAL), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EDESAL’s business activity, for the setting up of a new company named EDESAL Holding S.A. (EDESALH); (b) the ownership of the shares held by EMDERSA in Empresa Distribuidora de Electricidad de Salta S.A. (EDESA), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EDESA’s business activity, for the setting up of a new company named EDESA Holding S.A. (EDESAH); and (c) the ownership of the shares held by EMDERSA in Empresa Generación Salta S.A. (EGSSA), together with all the rights and obligations relating to or arising from such shareholding, as well as any right, obligation or contingency related to EGSSA’s business activity, for the setting up of a new company named EGSSA Holding S.A. (EGSSAH).

At present, the Spin-off has been approved by the National Securities Commission and registered with the Inspección General de Justicia (the regulatory agency for corporations), together with the registration of the three new companies. The authorization for the new companies going public is still pending.

There have been no changes concerning the other information relating to Assets available for sale, Associated liabilities and Discontinued operations with respect to that mentioned by the Company at December 31, 2011.

b.	Electricity rates

EDENOR S.A.

At the date of issuance of these Financial Statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from the RTI which was expected to be in effect since February 1, 2009.

Additionally, at September 30, 2012, the Company has submitted to the National Regulatory Authority for the Distribution of Electricity the MMC (Cost Monitoring Mechanism) adjustment requests, in accordance with the following detail:

Assessment Period	Application Date	MMC Adjustment
November 2007 - April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 - April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 - April 2010	May 2010	7.103%
May 2010 - October 2010	November 2010	7.240%
November 2010 - April 2011	May 2011	6.104%
May 2011 – October 2011	November 2011	7.721%
November 2011 - April 2012	May 2012	8.529%

The aforementioned adjustments as well as the basis for their application are pending approval by the Regulatory Authority for the Distribution of Electricity, for which reason the Company is unable to reasonably estimate the amount of the submitted requests. Therefore, no revenue for this concept has been recorded by the Company in these financial statements, until approval is granted by the control authority.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business in view of the increase recorded in operating costs.

2.	Comparative financial position structure

ACCOUNTS	09.30.2012	09.30.2011

Current assets	1,126,503	1,031,783
Non-current assets	5,152,579	5,908,321
Total Assets	6,279,082	6,940,104

Current liabilities	1,648,796	1,577,470
Non-current liabilities	3,778,225	3,272,887
Total Liabilities	5,427,021	4,850,357
Non-controlling interests	47,654	228,260

Equity	804,407	1,861,487

Total Liabilities, Non-controlling interests and Equity	6,279,082	6,940,104

3.	Comparative income structure

	Nine months at	Nine months at
ACCOUNTS	09.30.2012	09.30.2011

Net (loss) profit	(473,491)	383,823
Other expense net	(24,967)	(20,301)
Financial expense and holding losses	(215,911)	(186,699)

(Loss) Profit before taxes	(714,369)	176,823

Income tax	54,362	(94,020)
Non-controlling interests	(3,056)	(6,494)
Profit from discontinued operations	36,085	38,416

Net (loss) profit for the period	(626,978)	114,725

4.	Comparative cash flows structure

	Nine months at	Nine months at
	09.30.2012	09.30.2011

Net cash flows provided by operating activities	217,233	374,801
Net cash flows used in investing activities	(265,941)	(413,952)
Net cash flows (used in) provided by financing activities
	(45,174)	(7,291)
Total cash flows provided	(93,882)	(46,442)

5.	Statistical data (in units of power)

(Not covered by the Independent Auditors’ Report)

		Nine months at	Nine months at
CONCEPT	UNIT	09.30.2012	09.30.2011

Sales of electricity (1)	GWh	15,712	15,260
Electric power purchases (1)	GWh	18,124	17,533

(1) The related amounts include toll fees.

6.	Ratios

RATIOS		09.30.2012	09.30.2011

Liquidity	Current assets	0.68	0.65
	Current liabilities

Solvency	Equity	0.15	0.38
	Total liabilities

	Non-current assets
Fixed		0.82	0.85
Assets	Total assets

	(Loss) Profit
Income	before taxes	(49.91)%	10.12%
before taxes (1)	Equity excluding (loss) profit for the period

(1) Results for the nine-month periods ended September 30, 2012 and 2011.

7.	Outlook

(Not covered by the Independent Auditors’ Report)

During the first 9 months of fiscal year 2012, the Company’s activity continued to be developed in an adverse economic and financial context, as described in Note 1. Nevertheless, the Company was able to reasonably maintain its operating, commercial and administrative activities, complying with the required levels for the provision of services to its customers.

In the current year, and at the time of writing this informative summary, the Company and unions have agreed on the granting of interim advances on account of the future salary increases that could result from the collective bargaining negotiation underway. Meanwhile, the Company must face higher supplies and maintenance costs with no improvement in revenue in return.

This situation has caused the Board of Directors to apply all the available resources to maintaining investments, achieving a balanced agreement with employees and maintaining the quality of the service.

The Federal Government’s announcement by the end of the year concerning its decision to eliminate government grants on electricity rates to certain business activities and residential customers is a good sign and the beginning toward the energy sector’s regularization, although it could initially make the obtaining of an improvement in the Distribution Added Value (VAD) difficult.

Furthermore, it must be pointed out that the evolution of the levels of demand for electricity, the economic and financial development of the market in which the Company operates, among other factors, must be taken into account when assessing scenarios for the analysis of the corporate activity.

The Company has submitted to the National Regulatory Authority for the Distribution of Electricity the Cost Monitoring Mechanism (MMC) adjustment requests for the May 2008 – May 2012 periods, which are pending approval by the aforementioned Regulatory Authority.

Buenos Aires, November 16, 2012.

RICARDO TORRES
Chairman

“Free translation from the original in Spanish for publication in Argentina”

LIMITED REVIEW REPORT

To the Shareholders, President and Directors
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)
Legal domicile: Avenida del Libertador 6363
Autonomous City of Buenos Aires
Tax Code No. 30-65511620-2

1.
We have reviewed the condensed interim consolidated financial statements of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter Edenor S.A.) and its subsidiary which includes the condensed interim consolidated statements of financial position as of September 30, 2012, the related condensed interim consolidated statements of comprehensive income, the condensed interim consolidated statements of changes in equity and the condensed interim consolidated statements of cash flows for the nine-month and three-month period then ended with the complementary Notes.  The amounts and other information related to fiscal year 2011 and its interim periods, are part of the financial statements mention above and therefore should be considered in relation to those financial statements.

2.
The preparation and issuance of these financial statements are the responsibility of the Company´s management, in accordance with the International Financial Reporting Standards (IFRS) adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) ,as the applicable accounting framework and  incorporated by the National Securities Commission (CNV), as they were approved by the International Accounting Standards Board (IASB), and, therefore, it’s responsible for the preparation and issuance of the condensed interim consolidated financial statements mention in paragraph 1. in  accordance with IAS 34 “Interim financial information”. Our responsibility, is to express a conclusion based on the limited review we have performed with the scope detailed in paragraph 3..

3.
Our review was limited to the application of the procedures established by Technical Pronouncement No. 7 of the Argentine Federation of Professional Councils in Economic Sciences for limited reviews of financial statements for interim periods which consist mainly of the application of analytical procedures to the amounts disclosed in the financial statements and making inquiries of Company staff responsible for the preparation of the information included in the financial statements and its subsequent analysis. This review is substantially less in scope than an audit, the purpose of which is the expression of an opinion on the financial statements taken as a whole. Consequently, we do not express any opinion on the consolidated financial position, consolidated statements of comprehensive income and consolidated cash flow of Edenor S.A..

4.
As indicated in Note 3, the condensed interim consolidated statements mention in paragraph 1., have been prepared in accordance with the provisions of IAS 34, being this the first fiscal year that Edenor S.A. has applied the IFRS. The effects of the changes originated because of the appliance of this new accounting base are presented in Note 4. The items and amounts in the reconciliations included in those notes are subject to changes that could have the IFRS until its final application, and could only be considered as final after preparation of the annual financial statements for the current year.

5.
In Note 1 to the condensed interim consolidated financial statements, the Company informed that the delay in obtaining rate increases and higher costs recognition, requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement (“Acta Acuerdo”) described in Note 2 to those financial statements, and the continuous increase of its operative costs to maintain the level of the service, have significantly affected the economic and financial position of the Company.

The Company recorded for the nine-month period ended September 30, 2012 a net loss of $623,922 thousand; accumulated losses for $644,903 thousand and working capital deficit. As mentioned in Note 1, Company Management estimates that if the conditions prevailing at the date of these financial statements remained unchanged, the situation will continue deteriorating. They also estimate negative cash flows and net losses from operations for the next fiscal year, as well as a worsening in the financial ratios.

6.
Based on the situation mentioned in Note 1 and as described in its accounting policies, the Company has prepared its projections to determine the recoverable value of its non-current assets, on the understanding that the electricity rates will be improved according to the circumstances. Both actual cash flows and future results may differ from the estimates and evaluations made by management at the date of preparation of these financial statements. In this regard, we are not in a position to foresee whether the assumptions used by management to prepare such projections will materialize in the future, and consequently, if the recoverable value of non-current assets will exceed their respective net book values.

7.
The situations detailed in paragraphs 5. and 6. generate uncertainty as to the possibility of the Company continuing to operate as a going concern. The Company has prepared the financial statements using accounting principles applicable to a going concern. Therefore, those financial statements do not include the effects of possible adjustments or reclassifications, if any, that might be required if the above situation is not resolved in favor of continuing the Company’s operations and the Company were obliged to sell its assets and settle its liabilities, including contingencies, in conditions other than those of the normal course of its business.

8.
Based on our review, subject to the effect on the condensed interim consolidated financial statements that could derive from possible adjustments or reclassifications, if any, that might be required following resolution of the situations described in paragraphs 5., 6., and 7., nothing has came to our attention that causes as to believe that the condensed interim consolidated financial statements of Edenor S.A. mentioned in paragraph 1., is not prepared in all material respects, in accordance with IAS 34.

9.	In compliance with regulations in force, we report that:

a)
the condensed interim consolidated financial statements of Edenor S.A. are being transcribed into the “Inventory and Balance Sheet” book and, insofar as concerns our field of competence, are in compliance with the provisions of the Commercial Companies Law and pertinent resolutions of the National Securities Commission;

b)
the condensed interim separate  financial statements of Edenor S.A. arise from accounting records kept in all formal respects in conformity with legal regulations, which maintain the security and integrity conditions on the basis of which they were authorized by the National Securities Commission;

c)
we have read the summary of activity as of September 30, 2012, on which, as regards those matters that are within our competence, we have no observations to make other than those in paragraphs 5., 6., and 7.;

d)
at September 30, 2012 the liabilities accrued in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $46,333,583, which were not yet due at that date.;

Autonomous City of Buenos Aires, November 16, 2012

PRICE WATERHOUSE & CO. S.R.L.

(Partner)

Andrés Suarez